CHISHOLM & ASSOCIATES

Certified Public Accountants

April 1, 2004

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

        We were previously principal accountants and auditors for Findex.com, Inc. (“Findex”) We reported on the financial statements of Findex as of and for the two most recent fiscal years ended December 31, 2002 and 2001. On February 10, 2004, we effectively resigned as principal accountants and auditors as the result of a merger involving our firm. We have read Findex’s statements under Item 4 of its Current Report on Form 8-K dated April 1, 2004 and we agree with subparagraphs (a) (i), (ii), and (iv) thereof.

Sincerely, CHISHOLM & ASSOCIATES /s/ Todd Chisholm Todd Chisholm